                                                                      EXHIBIT 99

D&E COMMUNICATIONS, INC.                                      NEWS RELEASE

FOR IMMEDIATE RELEASE                                         CONTACT PERSON:
March 31, 2003                                                W. Garth Sprecher
                                                              (717)738-8304

                   D&E COMMUNICATIONS REPORTS RESULTS FOR 2002

Ephrata, Pennsylvania - D&E Communications, Inc. ("D&E") (Nasdaq: DECC), a provider of integrated communications services in central and eastern Pennsylvania, today announced the following operating results for the year ended December 31, 2002 (dollar amounts in thousands, except per share information):

                             YEAR ENDED DECEMBER 31

                                            2002(1)(2)      2001        CHANGE
                                           ----------       ----        ------

Operating Revenues                          $ 137,334     $ 76,055     $ 61,279
Operating Income (Loss)                         7,275         (530)       7,805
Income (Loss) from continuing                  (7,105)       4,026      (11,131)
   operations

Net Income (Loss)                              48,394       (4,052)      52,446
Basic and Diluted Earnings
 Earnings(Loss) Per Common Share            $    3.95     ($  0.55)    $   4.50


More information regarding D&E's operating results for the year ended December 31, 2002 can be found in its Annual Report on Form 10-K, which was filed today with the Securities and Exchange Commission.

      G. William Ruhl, D&E CEO, stated that, "This year was marked by tremendous growth and transformation at D&E. The acquisition of Conestoga Enterprises more than doubled the size of our company and created the 19th largest local exchange carrier in the United States. The

_________________


1 D&E's results for the year ended December 31, 2002, reflect the completion of its acquisition of Conestoga Enterprises, Inc. ("Conestoga") on May 24, 2002.

2 Net income of $48,394, and earnings per common share of $3.95, for the year ended December 31, 2002 reflect D&E's sale of its 50% interest in the PCS ONE wireless joint venture on April 1, 2002, which resulted in the recognition of an after-tax gain of $55.5 million in the year ended December 31, 2002.

sale of our interest in PCS ONE in April 2002, the sale of the assets of Conestoga Wireless in January 2003, and the definitive agreement that we entered into in January 2003 to sell our paging operations advanced our strategy to be a wireline focused telecommunications provider. The growth of our Internet, long distance and edge-out local exchange services of the business, which, combined with our Systems Integration business, advanced our objective to become a leading regional integrated communications provider."

      OVERVIEW OF 2002 COMPARED TO 2001

      Consolidated operating revenues from continuing operations in 2002 increased $61,279, or 80.6%, to $137,334, in 2002. The revenue increase was primarily due to approximately $60,932 in incremental revenue attributable to the acquisition of Conestoga on May 24, 2002. The increased revenue from the former D&E operating divisions was primarily due to increases in our customer bases in our CLEC and Internet Services segments, offset by decreased service and product sales revenues in our Systems Integration segment. Before corporate eliminations, the former D&E segment's CLEC revenues increased $1,912,or 27.4%, Internet Services revenue increased $1,824, or 91.5%, and D&E Systems Integration segment's revenues decreased $3,615, or 15.5%.

      Consolidated operating results from continuing operations for 2002 resulted in operating income of $7,275. The increase in operating income in 2002 of $7,805 was primarily attributable to $7,513 in operating income from the acquisition of Conestoga. Operating losses in our former D&E CLEC, Internet Services and Systems Integration segments were smaller by $211, $1,220 and $1,147, respectively. We experienced a decrease of $1,299 in operating income from our D&E RLEC primarily due to costs of the abandoned bond offering and other merger related costs. Goodwill amortization was discontinued as of January 1, 2002 as a result of adopting Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets", which resulted in $1,436 less expense in 2002.

      Income from continuing operations decreased $11,131 to a loss of $7,105 in 2002. Equity in income of affiliates decreased $3,520 as a result of an arbitration award received by a subsidiary of our EuroTel affiliate in 2001. Realized gains/losses on securities held for sale decreased $6,035 to a loss of $2,999 in 2002. Interest expense increased $9,653, to $11,895, in 2002, primarily from increased debt incurred to complete the Conestoga acquisition. These increased expenses were offset by the $7,805 increase in operating income discussed above.

      Net income in 2002 of $48,394 was an increase of $52,446. The increase was due to the sale of the investment in PCS ONE on April 1, 2002, which resulted in the recognition of an after-tax gain of $55,506.

RESTATEMENT AND DISCONTINUED OPERATIONS

      Subsequent to the May 24, 2002 acquisition of Conestoga Enterprises, Inc. the Company made preliminary estimates related to purchase price allocation for purposes of preparing the financial statements included in the Company's quarterly reports on Form 10-Q for the quarters ended June 30, 2002 and September 30, 2002. The Company relied on preliminary reports of independent appraisers to determine the purchase price allocation. As part of this preliminary analysis, only customer base and goodwill were identified as intangible assets. Amortization of the customer base and depreciation of the property, plant and equipment were based on initial estimates of economic useful lives.

      Prior to the issuance of our financial statements for the year ended December 31, 2002, the Company finalized its valuation with the independent appraisers. The final valuation resulted in recognition of additional intangible assets, changes in estimated fair values and changes in estimated useful lives of the tangible and intangible assets. The most significant impact resulted from changes to shorten the estimated useful life of property, plant and equipment from the initial lives used in the Company's preliminary evaluation. The Company has restated the financial statements and is filing Forms 10-Q/A for the quarters ended June 30, and September 30, 2002, which reflect additional expense and its impact on net income related to these adjustments.

      Also, prior to the issuance of our financial statements for the year ended December 31, 2002, the Company became aware of certain factors arising from our disposition of Conestoga Wireless Company, which was consummated on January 14, 2003. These factors, which include various guarantees made by the Company, have rendered this disposition unable to qualify for accounting treatment as a discontinued operation. These guarantees constitute continuing involvement in the business and as such would no longer qualify under Statement of Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". The Company has reclassified the results of Conestoga Wireless Company, previously reported as discontinued operations, to continuing operations for the periods ended June 30, 2002 and September 30, 2002. Such adjustments are also included in the financial statements being filed under Forms 10-Q/A.

      Finally, the Company has also reclassified in the Form 10-Q/A for the second quarter, the results of our paging business as a discontinued operation.

      In conjunction with the filing of our Annual Report on Form 10-K for the year ended December 31, 2002, the Company believes that it would be appropriate to amend Forms 10-Q for the second and third quarter 2002, to reflect the aforementioned revised purchase price allocation and the reclassifications between discontinued operations and continuing operations.

      The following summary highlights the information that is revised in the Forms 10-Q/A for the periods ended June 30, 2002 and September 30, 2002:

                                                       THREE MONTHS ENDED            SIX MONTHS ENDED
                                                           JUNE 30, 2002               JUNE 30, 2002
                                                           -------------               -------------
                                                 As Previously                 As Previously
                                                    Reported     As Restated      Reported      As Restated
                                                    --------     -----------      --------      -----------

OPERATING REVENUES                                $  26,149        $ 26,830      $  45,753      $  46,407

OPERATING EXPENSES


        Communication service expenses                8,260           8,618         15,284         15,624

        Cost of communication products sold           3,098           3,257          5,874          6,032

        Depreciation and amortization                 5,581           5,847          9,465          9,728

        Marketing and customer services               2,713           2,865          4,862          5,007

        Merger-related costs                          1,058             973          1,058            973

        General and administrative services           5,601           5,961          9,140          9,497
                                                     ------          ------         ------         ------


             Total operating expenses                26,311          27,521         45,683         46,861
                                                     ------          ------         ------         ------


                 Operating income (loss)               (162)           (691)            70           (454)
                                                     ------          ------         ------         ------
INCOME (LOSS) FROM CONTINUING OPERATIONS
                                                     (3,674)         (3,975)        (4,482)        (4,781)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS
                                                     55,626          55,779         55,626         55,776
                                                     ------          ------         ------         ------
NET INCOME (LOSS)                                 $  51,952        $ 51,804      $  51,144      $  50,995
                                                     ======          ======         ======         ======
BASIC AND DILUTED EARNINGS PER SHARE
        From Continuing Operations                $   (0.34)       $  (0.37)     $   (0.50)     $   (0.53)


        From Discontinued Operations              $    5.19        $   5.20      $    6.15      $    6.17

        Net Income (Loss) per Common Share        $    4.85        $   4.83      $    5.65      $    5.64

                                                                                 $   5,448      $   2,721
Cash Flows provided by Operating Activities
                                                                                 $(170,200)     $(167,623)
Cash Flows from Investing Activities
Cash Flows from Discontinued Operations                                          $  75,325      $   75,475



                                                           JUNE 30, 2002
                                                           -------------
                                                 As Previously
                                                    Reported         As Restated
                                                    --------         -----------

BALANCE SHEET

        Property, Plant and Equipment                 $ 304,889       $ 303,722
        Accumulated Depreciation                      $ (95,456)      $ (95,631)
        Goodwill                                      $ 231,664       $ 147,488
        Intangible Assets, net                        $  30,455       $ 182,079
          Total Assets                                $ 560,626       $ 611,347
        Total Liabilities                             $ 348,337       $ 398,924
        Retained Earnings                             $  58,946       $  58,797
        Total Shareholders' Equity                    $ 210,843       $ 210,977




                                                      THREE MONTHS ENDED              NINE MONTHS ENDED
                                                      SEPTEMBER 30, 2002              SEPTEMBER 30, 2002
                                                      ------------------              ------------------
                                              As Previously                     As Previously
                                                Reported         As Restated       Reported       As Restated
                                                --------         -----------       --------       -----------

OPERATING REVENUES                            $  41,966          $  45,237            $ 87,608      $ 91,644

OPERATING EXPENSES

        Communication service expenses           14,780             16,609              29,995         32,234
        Cost of communication products sold       2,625              3,104               8,493          9,136
        Depreciation and amortization             7,064              9,402              16,519         19,130
        Marketing and customer services           4,744              5,111               9,606         10,118
        Merger-related costs                       --                 --                   973            973
        General and administrative services       5,940              6,952              15,126         16,449
                                                 ------             ------              ------         ------
             Total operating expenses            35,153             41,178              80,712         88,040
                                                 ------             ------              ------         ------
                  Operating income (loss)         6,813              4,059               6,896          3,604
                                                 ------             ------              ------         ------
INCOME (LOSS) FROM CONTINUING OPERATIONS            554            (1,064)             (3,920)         (5,846)

INCOME (LOSS) FROM DISCONTINUED OPERATIONS         (563)             (269)              55,056         55,508
                                                 ------             ------              ------         ------
NET INCOME (LOSS)                             $      (9)         $  (1,333)          $  51,136      $  49,662
                                                 ======             ======              ======         ======

BASIC AND DILUTED EARNINGS PER SHARE

        From Continuing Operations            $    0.04          $  (0.07)           $  (0.35)      $   (0.52)
        From Discontinued Operations          $   (0.04)         $  (0.02)           $   4.92       $    4.96

        Net Income (Loss) per Common Share         --            $   (0.09)          $    4.57      $   4 .44


Cash Flows provided by Operating Activities                                          $  16,070      $  13,380

Cash Flows from Investing Activities                                                 $(175,921)     $(173,683)

Cash Flows from Discontinued Operations                                              $  75,064      $  75,516



                                                      SEPTEMBER 30, 2002
                                              As Previously
                                               Reported           As Restated
                                               --------           -----------

BALANCE SHEET

         Property, Plant and Equipment          $ 308,904           $ 307,918
        Accumulated Depreciation                $ (99,716)          $(102,227)
         Goodwill                               $ 222,289           $ 147,488
        Intangible Assets, net                  $  36,898           $ 180,513
         Total Assets                           $ 551,889           $ 601,045
         Total Liabilities                      $ 341,186           $ 391,816
         Retained Earnings                      $  57,006           $  55,532
         Total Shareholders' Equity             $ 209,257           $ 207,783


DISCUSSION OF SEGMENT OPERATING RESULTS

The following table is a summary of our operating results by segment for the years ended December 31, 2002 and 2001:

                                                                                                                         CORPORATE,
                                                          INTERNET        SYSTEMS         CONESTOGA      OTHER AND         TOTAL
                                  RLEC        CLEC       SERVICES(3)    INTEGRATION(4)    WIRELESS     ELIMINATIONS       COMPANY
                                  ----        ----       -----------    --------------    --------     ------------       -------

              2002

Revenues - External              $76,442    $ 21,626         $ 4,407          $ 23,582     7,568         $ 3,709         $ 137,334
Revenues - Intercompany            6,484         478             282                37        72          (7,353)             --
                                 -------    --------         -------           --------   -------         -------         ---------
Total Revenues                    82,926      22,104           4,689            23,619     7,640          (3,644)          137,334
                                 -------    --------         -------           --------   -------         -------         ---------

Depreciation and Amortization     23,272       2,775             460             1,592      --               591            28,690
Other Operating Expenses          42,517      23,531           4,943            25,169     9,405          (4,196)          101,369
                                 -------    --------         -------           --------   -------         -------         ---------
Total Operating Expenses          65,789      26,306           5,403            26,761     9,405          (3,605)          130,059
                                 -------    --------         -------           --------   -------         -------         ---------

Operating Income (Loss)           17,137      (4,202)           (714)           (3,142)    (1,765)            (39)            7,275
                                 -------    --------         -------           --------   -------         -------         ---------


              2001

Revenues - External              $41,131    $  6,662         $ 1,970          $ 23,177      --           $ 3,115         $  76,055
Revenues - Intercompany            3,866         323              23                96      --            (4,308)             --
                                 -------    --------         -------           --------   -------         -------         ---------
Total Revenues                    44,997       6,985           1,993            23,273      --            (1,193)           76,055
                                 -------    --------         -------           --------   -------         -------         ---------

Depreciation and Amortization     11,118         772             259             2,751      --               389            15,289
Other Operating Expenses          25,441       9,169           3,824            24,059      --            (1,197)           61,296
                                 -------    --------         -------           --------   -------         -------         ---------
Total Operating Expenses          36,559       9,941           4,083            26,810      --              (808)           76,585
                                 -------    --------         -------           --------   -------         -------         ---------

Operating Income (Loss)            8,438      (2,956)         (2,090)           (3,537)      --              (385)             (530)
                                 -------    --------         -------           --------   -------         -------         ---------


      RLEC segment revenues increased 84.3% to $82,926 in 2002. In 2002, the Conestoga acquisition added $36,516 while D&E RLEC revenues increased $1,413. D&E local telephone service revenues increased $2,465, or 20.2%, to $14,685 in 2002, as a result of rate increases in December 2001 and July 2002. The Conestoga companies had similar increases in July 2001 and July 2002. D&E network access revenues decreased $1,392, or 5.6%, to $23,434 in 2002, as a result of lower call volumes and a decrease in certain network access rate elements. The Conestoga RLECs were experiencing similar trends with higher local telephone service revenue being offset by declining network access revenues. Other revenues, which include, regional long distance service, directory advertising, and billing and collection increased $8,630 in 2002. The Conestoga acquisition added $8,289 in other revenues while D&E increased $212. RLEC operating expenses increased 80.0%, to $65,789 in 2002. The increase in 2002 was primarily attributable to the Conestoga acquisition. Operating income increased $8,699, or 103.1%, in 2002 to $17,137.

__________________

3     We commenced our Internet Services operations on October 1, 2000.
4     We acquired two Systems Integration businesses in 2000.

      CLEC segment revenues increased 216.4%, to $22,104 in 2002. In 2002, the Conestoga acquisition added $13,682 of revenue, while D&E revenues increased $1,437. The increase in 2002 was also largely attributable to expanding our CLEC business customer base. CLEC operating expenses increased 164.6%, to $26,306 in 2002. The increase in 2002 was primarily attributable to the Conestoga acquisition. Operating losses increased $1,246, or 42.2%, to $4,202 in 2002, primarily due to increased operating expenses.

      Internet Services segment revenues increased 135.3%, to $4,689, in 2002. The Conestoga acquisition added $775 to revenue in 2002. The other primary source of the revenue increases was from the addition of new Internet subscribers. Operating expenses were $5,403 in 2002, resulting in an operating loss of $714 in 2002.

      Systems Integration segment revenues increased 1.5%, to $23,619, in 2002. The Conestoga acquisition added revenues of $3,961, but was offset by a decrease of $3,615 in D&E. The D&E decrease was primarily $2,408 of communication services and $1,207 of product sales. We believe these decreases partially relate to the effects of a slowing economy and reductions in customer spending for communications related infrastructure and consulting services. Systems Integration operating expenses decreased slightly to $26,761 in 2002. The 2002 decrease was the net result of increased Conestoga expenses and lower D&E expenses, both in line with revenue changes. The change in depreciation and amortization relates to increased depreciation for the assets of companies acquired in 2000 and a decrease in amortization of goodwill for such companies. We adopted a new accounting pronouncement in 2002, which eliminates amortization of goodwill that amounted to $1,436 in 2001. Operating losses decreased $395, to $3,142 in 2002, primarily due to these changes in operating expenses.

      Conestoga Wireless segment revenues were $7,640 from the May 24, 2002 date of acquisition until December 31, 2002. The 2002 operating loss was $ 1,765.

SELECTED OPERATING STATISTICS



                                    December 31,   December 31,
                                      2002 (1)        2001            Change
                                      --------        ----            ------

RLEC Lines                          145,310        147,466           (1.5%)
CLEC Lines                           30,200         23,267           29.8%
Dial-up Internet Subscribers         12,652         10,161           24.5%
DSL Subscribers                       5,615          2,209          154.2%
Web-Hosting Customers                   651            447           45.6%

(1) Access line data at December 31, 2001 has been adjusted to give effect to the Conestoga acquisition as if it had occurred on that date.

In connection with the integration of the Conestoga acquisition, we reviewed certain of our access line count methodologies. As a result of this process, the total number of our RLEC access lines was adjusted upward by 526 lines from the number of RLEC lines reported at June 30, 2002. In addition, the total number of our CLEC lines was adjusted downward by 2,879 lines from the number of CLEC lines reported at June 30, 2002. The count correction and conforming of methodology had no impact on revenues or expenses. We believe that at December 31, 2002 our count methodologies are applied consistently throughout our organization.

OTHER MATTERS

      On May 24, 2002, we completed our acquisition of Conestoga Enterprises, Inc., a neighboring rural local exchange carrier providing integrated communications services throughout the eastern half of Pennsylvania. The integration process has continued to progress during 2002 with the majority of planned staff reductions and relocations being completed by December 31, 2002. We plan to continue the execution of our Conestoga integration strategy, which includes further reductions in non-personnel-related backoffice costs, the expansion of D&E internet dial-up service to customers in the Conestoga territories, savings resulting from the consolidation of leased space and further purchasing power efficiencies.

      On November 12, 2002, we entered into a definitive agreement to sell substantially all of the assets of the Conestoga wireless segment to Keystone Wireless, LLC, a Delaware limited liability company. Upon completion of the sale on January 14, 2003, we received $10.0 million in cash and $10.0 million in a senior secured promissory note issued by Keystone, each subject to certain purchase price adjustments to be determined after closing. Proceeds from the sales price are estimated to approximate the value of the assets recorded on the balance sheet and there will be no gain or loss recorded as a result of the sale.

      During the year ended December 31, 2002, we committed to a plan to sell all of the assets of our paging operations. We expect this sale to occur during the second quarter of 2003.

                                     *******

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E's management concerning the development of our business. They are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to, the risk that Conestoga's business will not be successfully integrated into D&E; the costs related to the transaction; the significant indebtedness of the combined company; the risk that anticipated synergies of the merger will not be obtained; the sale of our paging operations; and other key factors that we have indicated that could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E Communications, Inc. is a provider of integrated communications services to residential and business customers in markets throughout central and eastern Pennsylvania. D&E offers its customers a comprehensive package of communications services including local and long distance telephone service, high-speed data services and Internet access service. D&E also provides business customers with systems integration services including voice and data network solutions.

                                       9